Exhibit 99.1

China HGS Reports the Completion of Two Municipal Road Construction Projects

HANZHONG, China, March 24, 2014 /PRNewswire/ -- China HGS Real Estate Inc. (NASDAQ: HGSH) ("China HGS" or the "Company"), a leading regional real estate developer headquartered in Hanzhong City, Shaanxi Province, China, today announced that the Hanzhong government accepted the delivery of the two municipal roads that were constructed by the Company on March 21, 2014.

In June 2012, the Company was approved by the Hanzhong local government to construct two municipal roads, namely Mingzhu Road West and Liuhou Road. The related construction was completed and the Hanzhong government performed its quality inspections and accepted these two roads on March 21, 2014. The final construction price for these two roads is approximately $3.16 million (RMB19, 483,589), which was approved by the Hanzhong Ministry of Finance.

Mr. Xiaojun Zhu, China HGS's Chairman and Chief Executive Officer, said, "We are proud that our team was selected for these two important municipal road construction projects as part of the Hanzhong City Urban Redevelopment Program. We successfully completed these projects on a timely basis. It is a new milestone for the Company, demonstrating our commitment to expand our business to the future of Hanzhong City."

Forward-looking Statements:

This press release contains certain statements that may include 'forward-looking statements'. All statements other than statements of historical fact included herein are 'forward-looking statements'. These forward looking statements are often identified by the use of forward-looking terminology such as 'believes,' 'expects' or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

About China HGS Real Estate, Inc.

China HGS Real Estate, Inc. (NASDAQ: HGSH), founded in 1995 and headquartered in Hanzhong City, Shaanxi Province, is a leading real estate developer in the region and holds the national grade I real estate qualification. The Company focuses on the development of high-rise, sub-high-rise residential buildings and multi-building apartment complexes in China's Tier 3 and Tier 4 cities and counties with rapidly growing populations driven by increased urbanization. The Company provides affordable housing with popular and modern designs to meet the needs of multiple buyer groups. The Company's development activity spans a range of services, including land acquisition, project planning, design management, construction management, sales and marketing, and property management. For further information about China HGS, please go to www.chinahgs.com.

Company contact:

Randy Xiong
President of Capital Market
China Phone: (86) 091-62622612
Email: randy.xiong@chinahgs.com